Exhibit 10.18 SEC Order
 UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

SECURITIES ACT OF 1933
Release No. 9228 / June 29, 2011

SECURITIES EXCHANGE ACT OF 1934
Release No. 64767 / June 29, 2011

INVESTMENT ADVISERS ACT OF 1940
Release No. 3227 / June 29, 2011

ADMINISTRATIVE PROCEEDING
File No. 3-14445

In the Matter of RAYMOND JAMES & ASSOCIATES, INC. AND RAYMOND JAMES FINANCIAL SERVICES, INC. Respondents.
ORDER INSTITUTING ADMINISTRATIVE AND CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 8A OF THE SECURITIES ACT OF 1933, SECTION 15(b) OF THE SECURITIES EXCHANGE ACT OF 1934, AND SECTION 203(e) OF THE INVESTMENT ADVISERS ACT OF 1940, MAKING FINDINGS, AND IMPOSING REMEDIAL SANCTIONS AND A CEASE-AND-DESIST ORDER.

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate and in the public interest that public administrative and cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”), Section 15(b) of the Securities Exchange Act of 1934 (“Exchange Act”), and Section 203(e) of the Investment Advisers Act of 1940 (“Advisers Act”), against Raymond James & Associates, Inc. (“RJ&A”) and Raymond James Financial Services, Inc. (“RJFS”) (collectively, “Respondents”).

II.

In anticipation of the institution of these proceedings, Respondents have submitted Offers of Settlement (the “Offers”) which the Commission has determined to accept.  Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over them and the subject matter of these proceedings, which are admitted, Respondents consent to the entry of this Order Instituting Administrative and Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933, Section 15(b) of the Exchange Act, and Section 203(e) of the Advisers Act, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order (“Order”), as set forth below.

III.

On the basis of this Order and Respondents’ Offers, the Commission finds1 that:

Summary

Respondents offered and sold to some of their customers financial instruments known as auction rate securities (“ARS”) while not accurately characterizing or while failing to adequately disclose the true nature and risks associated with these investments.  ARS are bonds or preferred stock whose liquidity depends upon sufficient demand at periodic securities auctions.  Although Respondents’ ARS trade confirmations, sent after customers purchased ARS, disclosed the risk that these auctions could fail and that Respondents were not obliged to ensure their success, at the point-of-sale, some of Respondents’ registered representatives and financial advisers improperly described ARS as safe, liquid alternatives to money market funds and other cash-like investments, without adequately disclosing the auction process or the risk of illiquidity if these auctions failed.  On February 13, 2008, a significant number of ARS auctions failed, resulting in an overall market collapse that left thousands of investors, including Respondents’ customers, holding ARS that they have not been able to liquidate.  By engaging in the conduct described herein, Respondents violated Section 17(a)(2) of the Securities Act.

Respondents

1.           Respondent RJ&A, a Florida corporation headquartered in St. Petersburg, Florida, is a broker-dealer registered with the Commission pursuant to Section 15(b) of the Exchange Act and is a member of the Financial Industry Regulatory Authority (“FINRA”).  RJ&A is also an investment adviser registered with the Commission pursuant to Section 203(a) of the Advisers Act.

2.           Respondent RJFS, a Florida corporation headquartered in St. Petersburg, Florida, is a broker-dealer registered with the Commission pursuant to Section 15(b) of the Exchange Act and is a member of FINRA.  RJFS was also registered with the Commission as an investment adviser pursuant to Section 203(a) of the Advisers Act until December 2009.

Facts

Description of ARS

3.           ARS are bonds or preferred stock which provide for interest rates or dividend yields that are periodically reset through auctions, typically held every seven, twenty-eight, or thirty-five days.  ARS are usually issued with maturities of thirty years, but the maturities can range from five years to perpetuity.  ARS yields are determined at the periodic auctions during which the ARS are auctioned at par.  ARS typically can be bought or sold only at one of these periodic auctions.

4.           Under the typical procedures for an auction for ARS, investors who wished to purchase ARS at an auction submitted a bid which included the minimum interest or dividend rate that the investors would accept.  Holders of ARS could either choose to keep their securities until the next auction or submit an offer to sell their ARS.  An auction agent collected all of the bids and offers for a particular auction.

5.           The final rate at which all of the ARS offered for sale were sold was the “clearing rate” that applied to that particular ARS until the next auction.  Bids with the lowest rate and then successively higher rates were accepted until all of the sell orders were filled.  The clearing rate was the lowest rate bid sufficient to cover all of the securities for sale in the auction.

6.           If there were not enough bids to cover the securities offered for sale in an auction, then an auction would fail.  In a failed auction, investors who want to sell securities are not able to do so, and hold their ARS until at least the next auction.  In this event, the issuer pays the holders a maximum rate or “penalty” rate.  These rates might be higher or lower than the prior clearing rate or market rates on similar products.

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1           The findings herein are made pursuant to Respondents’ Offers of Settlement and are not binding on any other person or entity in this or any other proceeding.

Respondents’ Roles in the ARS Market

7.           To facilitate the auction process, the issuers of the ARS selected one or more broker-dealers to underwrite the offering and/or manage the auction process.  In many instances, these broker-dealers submitted their own bids to prevent the auctions from failing, maintain an orderly market, or set a clearing rate.

8.           Respondent RJ&A acted as an underwriter of single-issuer municipal auction rate securities (“MARS”).  RJ&A managed the auctions of MARS it underwrote and of MARS underwritten by other broker-dealers.  Additionally, RJ&A submitted bids in the auctions it managed to prevent them from failing, to maintain an orderly market, or to set a clearing rate.  Respondent RJFS did not underwrite or act as an auction manager for ARS, and did not at any time submit bids in auctions.

9.           Respondents RJ&A and RJFS also acted as agents, on a solicited and unsolicited basis, for their customers by submitting customers’ orders to purchase and sell two other ARS products: auction rate preferred securities backed by a pool of municipal bonds (“ARPS”); and taxable auction rate securities, which were variable rate perpetual preferred stock issued by closed-end funds (“TARS”).  As distributing or “downstream” broker-dealers for the ARPS and TARS, Respondents did not submit bids in these auctions.

Collapse of the ARS Market and the Effect on Respondents’ Customers

10.           In the early part of 2008, many of the broker-dealers that acted as underwriters of the ARS offerings or as lead managers for the ARS auctions stopped submitting their own bids in support of the ARS auctions.  As a result, by February 13, 2008, the ARS market began to experience widespread auction failures, leaving investors throughout the industry unable to sell their ARS holdings.

11.           From February 13, 2008, through the present, the ARS market continues to experience widespread failures, making many ARS holdings illiquid.  Some ARS have been redeemed by their issuers since that time.  However, numerous investors, including some of Respondents’ customers, currently hold ARS that they have been unable to sell through the auction process and have not yet been redeemed by the issuers.

Purchases of ARS by Respondents’ Customers

12.           Prior to the middle of February 2008, Respondents’ registered representatives and financial advisers sold ARS to customers through telephone, email, and other interstate communications.  Some of Respondents’ representatives and financial advisers made inaccurate comparisons between ARS and other investments, such as money market funds, telling customers that ARS were “cash equivalents,” “the same as cash,” and “highly liquid.”  Respondents’ representatives and financial advisers did not accurately characterize the investment nature of ARS since ARS are highly complex securities that are very different from money market funds, as evidenced by, among other things, the dependence of ARS on successful auctions for liquidity.

13.           Respondents’ ARS trade confirmations, sent after customers purchased ARS, disclosed the risk that these auctions could fail and that Respondents were not obliged to ensure their success.  Nevertheless, Respondents did not provide customers with adequate and complete disclosures regarding the complexity of the auction process including failing to adequately disclose to customers that Respondent RJ&A managed the auctions of the MARS and that RJ&A routinely bid in MARS auctions to prevent a failed auction, maintain an orderly market, or set a particular clearing rate.  For example, some of Respondents’ representatives and financial advisers did not adequately disclose to customers that their ARS could become illiquid for an indeterminate period of time in the event of an auction failure.

14.           Respondents should have known that their registered representatives and financial advisers marketed ARS to customers as highly liquid and as an alternative to cash or money market funds without adequately disclosing that ARS are complex securities that may become illiquid.

15.           Currently, numerous customers who purchased ARS through Respondents prior to the collapse of the ARS market in the middle of February 2008 hold hundreds of millions of dollars in illiquid ARS.  Most of these customers hold ARPS or TARS for which Respondents acted in a downstream capacity.

Violations

16.           As a result of the conduct described above, Respondents willfully2 violated Section 17(a)(2) of the Securities Act, which makes it unlawful for any person in the offer or sale of any securities by the use of any means or instruments of transportation or communication in interstate commerce or by use of the mails, directly or indirectly, to obtain money or property by means of any untrue statement of a material fact or any omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Undertakings

17.           Respondents have undertaken to purchase Eligible ARS held by Eligible Customers, and other measures, as specified under the terms set forth below.  In determining whether to accept Respondents’ Offers, the Commission has considered these undertakings.

A.           Key Definitions

1.           Eligible Auction Rate Securities.  As used in these undertakings, “Eligible ARS” shall mean auction rate securities that were purchased at Respondents on or before February 13, 2008 and that have failed at auction at least once since February 13, 2008.  Notwithstanding the foregoing definition, the term “Eligible ARS” shall not include ARS that were purchased at Respondents in accounts owned, managed or advised by or through correspondent broker-dealers or unaffiliated registered investment advisers.

2.           Eligible Customers.  As used in these undertakings, “Eligible Customers” shall mean the current and former account owners who purchased Eligible ARS at Respondents on or before February 13, 2008, did not transfer such Eligible ARS away from Respondents prior to January 1, 2006, and held those securities on February 13, 2008.  Provided, however, the term “Eligible Customers” shall not include customers who resolved their ARS claims through arbitration proceedings or negotiated settlements with Respondents.  The term “Eligible Customers” also shall not include ARS customers who acted as institutional money managers and did not hold ARS in RJ&A or RJFS accounts (collectively, the “Institutional Money Managers”).

a.           Respondents will use their best efforts to provide the Institutional Money Managers, within nine (9) months of the date of this Order, opportunities to liquidate their Eligible ARS including, but not limited to, facilitating issuer redemptions, restructurings, and through other reasonable means.  Although Respondents are required to use their best efforts to liquidate Eligible ARS owned by the Institutional Money Managers, the Respondents are not obligated to purchase the securities.

b.           Respondents will use their best efforts to identify and locate customers who purchased Eligible ARS at Respondents but who transferred such Eligible ARS away from Respondents prior to January 1, 2006.  Respondents will provide any such customers the Offer Notices described in Section C.1., below, the Acceptance and Purchase Procedures described in Section D., below, and the other terms described in Sections E., F., and G., below.

B.           Customer Notification -- Customer Assistance Line and Internet Page.  No later than two (2) business days after the date of this Order, Respondents shall establish: 1) a dedicated toll-free telephone assistance line, with appropriate staffing, to provide information and to respond to questions concerning the terms of this Order; and 2) a public Internet page on their corporate Web site(s), with a prominent link to that page appearing on Respondents’ relevant homepage(s), to provide information concerning the terms of this Order and, via an e-mail address or other reasonable means, to respond to questions concerning the terms of this Order.  Respondents shall maintain the telephone assistance line and Internet page for at least nine (9) months from the date of this Order.

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2           A willful violation of the securities laws means merely “‘that the person charged with the duty knows what he is doing.’” Wonsover v. SEC, 205 F.3d 408, 414 (D.C. Cir. 2000) (quoting Hughes v. SEC, 174 F.2d 969, 977 (D.C. Cir. 1949)).  There is no requirement that the actor “‘also be aware that he is violating one of the Rules or Acts.’” Id. (quoting Gearhart & Otis, Inc. v. SEC, 348 F.2d 798, 803 (D.C. Cir. 1965)).

C.           Respondents’ Offer to Purchase Eligible ARS

1.           Offer Notices.

a.           First Offer Notice.  No later than thirty (30) days after the date of this Order, Respondents shall offer to purchase, at par plus accrued and unpaid dividends/interest, Eligible ARS from
Eligible Customers (“Purchase Offer”), and explain what the Eligible Customers must do to accept, in whole or in part, the Purchase Offer.  Respondents shall also inform the Eligible Customers of the relevant terms of this Order and any other material issues regarding the Eligible Customers’ rights.

b.           Second Offer Notice.  To the extent that any Eligible Customers have not responded to the Purchase Offer on or before forty-five (45) days before the end of the applicable Offer Period (defined below), Respondents shall provide any such Eligible Customers a second written notice informing them again of the Respondents’ Purchase Offer, the relevant terms of this Order and any other material issues regarding the Eligible Customers’ rights.

2.           Offer Period.  For Eligible Customers, the Purchase Offer shall remain open for a period of seventy-five (75) days from the date on which Respondents sent the First Offer Notice (“Offer Period”).

D.           Acceptance and Purchase Procedures

1.           Eligible Customer Acceptance.  Eligible Customers may accept Respondents’ Purchase Offer by notifying Respondents in writing at any time before midnight, Eastern Time, on the last day of the Offer Period, or such later date and time as may be extended by Respondents.  An acceptance must be received by Respondents prior to the expiration of the Offer Period, or such later date as may be extended by Respondents and the Commission staff.

2.           Purchase Notice.  For those Eligible Customers who accept Respondents’ Purchase Offer within the Offer Period, Respondents shall send those Eligible Customers a notice (“Purchase Notice”), indicating when (“Purchase Date”) and how Respondents will purchase their Eligible ARS.

3.           Eligible Customers’ Right to Revoke.  Eligible Customers may revoke their acceptance of Respondents’ Purchase Offer up until Respondents purchase an Eligible Customer’s Eligible ARS.

4.           Purchases Relating to Eligible Customers Who Accept the Purchase Offer.  For those Eligible Customers who accept Respondents’ Purchase Offer, Respondents shall purchase their Eligible ARS no later than five (5) business days following expiration of the Offer Period.

5.           Purchases Relating to Eligible Customers Who Transferred Their Eligible ARS Away from Respondents.  Respondents’ purchase obligations described above apply equally to those Eligible Customers who accept Respondents’ Purchase Offer within the Offer Period, but who have since transferred their Eligible ARS away from Respondents.

a.           Respondents’ purchase obligations to these Eligible Customers shall be contingent on: (1) Respondents receiving reasonably satisfactory assurance from the financial services firm currently holding the Eligible Customer’s Eligible ARS that the bidding rights associated with the Eligible ARS will be transferred to the Respondents; (2) the Eligible Customer reactivating their former account with Respondents; and (3) the transfer of the Eligible ARS to the Eligible Customer’s former account with Respondents.

b.           Respondents shall use their best efforts to identify, contact and assist such Eligible Customers to reactivate their former account at Respondent and to transfer the Eligible ARS to such account, and shall not charge such Eligible Customers any fees relating to or in connection with the transfer to Respondents or custodianship by Respondents of such Eligible ARS.

          E.           Reimbursement for Related Loan Expenses.  Respondents shall use their best efforts to identify Eligible Customers who took out loans from Respondents after February 13, 2008 secured by Eligible ARS that were not successfully auctioning at the time the loan was taken and who paid interest associated with the ARS-based portion of those loans in excess of the total interest and dividends received on the Eligible ARS during the duration of the loan.  Respondents shall reimburse such customers for the excess expense, plus reasonable interest thereon.  Such reimbursement shall occur no later than seventy-five (75) days after the date of this Order.

        F.           Relief for Eligible Customers Who Sold Or Redeemed Below Par.  Respondents shall use their best efforts to identify any Eligible Customers who: (1) purchased Eligible ARS at Respondents on or before February 13, 2008; and (2) subsequently sold those Eligible ARS below par between February 13, 2008 and the date of this Order (referred to as “Below Par Sellers”).  Within seventy-five (75) days of the date of this Order, Respondents shall pay any such identified Below Par Sellers the difference between par and the price at which the Below Par Seller sold or redeemed the Eligible ARS, plus reasonable interest thereon.  Respondents shall promptly pay any such Below Par Seller identified thereafter.

        G.           Consequential Damages Claims.

1.           Special Arbitration Procedures. Respondents shall consent to participate, at the election of an Eligible Customer, in the special arbitration procedures announced by FINRA on December 16, 2008, and available on their website at http://www.finra.org/web/groups/arbitrationmediation/@arbmed/documents/arbmed/p117445.pdf for the exclusive purpose of arbitrating an Eligible Customer’s claim for consequential damages against Respondents related to the customer’s investment in Eligible ARS.  As explained by the special arbitration procedures, the following shall apply:

a.           Forum Fees. Respondents will pay all forum fees associated with the arbitration.

b.           Burden of Proof. Eligible Customers shall bear the burden of proving by a preponderance of the evidence the existence and amount of consequential damages suffered as a result of the illiquidity of the Eligible ARS.  Although they may defend themselves against consequential damage claims, Respondents shall not argue against liability for the illiquidity of the underlying Eligible ARS position or use as part of their defense any decision by the Eligible Customer not to borrow money from Respondents.

c.           Eligible Customers Who Previously Arbitrated or Settled. Eligible Customers who previously arbitrated or previously settled and released claims relating to their Eligible ARS are not eligible to participate in the special arbitration procedures.

d.           Other Damages. Eligible Customers who elect to use the special arbitration procedures provided for within this subparagraph shall not be eligible for punitive damages, or any other type of damages other than consequential damages.  Eligible Customers proceeding under the special arbitration procedures may not recover as consequential damages any attorneys’ fees incurred in connection with the arbitration or any related mediation proceeding.

H.           Other Proceedings/Relief.  All Eligible Customers who avail themselves of the relief provided pursuant to this Order may pursue any remedies against Respondents available under the law subject to any defenses Respondents may have.  However, those customers that elect to utilize the special arbitration procedures set forth above are limited to the remedies available in that process and may not bring or pursue a claim relating to ARS in another forum.

I.           Reports and Meetings

1.           Beginning with the month ended after the date of this Order and continuing through the month ended nine (9) months from the date of this Order, Respondents shall submit bi-monthly written reports and a final written report detailing Respondents’ progress with respect to their undertakings.  Each report shall be submitted within forty-five (45) days of the end of the month in which the report is required to Chedly C. Dumornay, Esq., U.S. Securities and Exchange Commission, 801 Brickell Avenue, Suite 1800, Miami, Florida 33131, or as directed in writing by the Commission Staff.

2.   Beginning one hundred and twenty (120) days after the date of this Order, Respondents shall confer at least quarterly with the Commission staff to discuss their progress with respect to these undertakings.  Such quarterly progress reports shall continue for nine (9) months from the date of this Order.

3.   The reporting and conference deadlines set forth above may be amended or modified with agreement from the Commission Staff.

IV.

In view of the foregoing, the Commission deems it appropriate and in the public interest to impose the sanctions agreed to in Respondents Raymond James & Associates, Inc. and Raymond James Financial Services, Inc.’s Offers.

Accordingly, pursuant to Section 8A of the Securities Act, Section 15(b) of the Exchange Act, and Section 203(e) of the Advisers Act, it is hereby ORDERED that:

A.           Respondents Raymond James & Associates, Inc. and Raymond James Financial Services, Inc. cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) of the Securities Act;

B.           Respondents Raymond James & Associates, Inc. and Raymond James Financial Services, Inc. are censured; and

C.           The Commission is not imposing a penalty against Respondents at this time.  However, in the event the Division of Enforcement (“Division”) believes that Respondents have not complied with their undertakings as more fully described above, the Division may, at any time following the entry of this Order, petition the Commission to: (1) reopen this matter to consider the appropriateness of a penalty; and (2) seek an order directing payment of up to the maximum civil penalty allowable under the law.  In determining whether to impose a penalty, the Commission will take into consideration its traditional criteria in determining whether to assess civil penalties, including the extent to which Respondents have satisfied their undertakings and cooperated with the Commission and other regulators in their investigations.   Respondents may not, by way of defense to any such petition: (1) contest the findings in this Order; or (2) assert any defense to liability or remedy, including, but not limited to, any statute of limitations defense.

By the Commission.

Elizabeth M. Murphy
Secretary